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                      February 27, 2024

       Stephen Shamrock
       Interim Chief Financial Officer
       Nordson Corporation
       28601 Clemens Road
       Westlake, OH 44145

                                                        Re: Nordson Corporation
                                                            Form 10-K for the
Fiscal Year Ended October 31, 2023
                                                            Form 8-K Filed
December 13, 2023
                                                            File No. 000-07977

       Dear Stephen Shamrock:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology